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                                                                     Exhibit 3.5

                               TRIDEX CORPORATION

                          AMENDED AND RESTATED BY-LAWS

                  (Amended and Restated as of January 22, 1996)


Article I. Stockholders' Meetings.

         Section 1. Annual meetings. The annual meeting of the stockholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held in May or June of each year on such date and at such time as the Board of Directors shall determine.

         Section 2. Special meetings. Special meetings of the stockholders may be called by the President, the Board of Directors or the Secretary. Upon the written request of the holders of not less than ten percent (10%) of each class of the shares entitled to vote at the meeting, the President shall call a special stockholders' meeting for the purposes specified in such request.

         Section 3. Place of meetings. Meetings of the stockholders shall be held at such place within or without the State of Connecticut as the Board of Directors shall designate and in the absence of such designation shall be held at the principal office of the corporation in Connecticut.

         Section 4. Notice. Notice of the time, place and purposes of every stockholders' meeting shall be given by mailing notice of the same at least seven (7) days before the meeting to each stockholder of record entitled to vote thereon.

         Section 5. Record date. The Board of Directors may fix a record date for determination of the stockholders entitled to notice of and to participate in any dividend or other distribution, any vote on any question at any stockholders' meeting, or any other action, which record date shall not be more than forty-five (45) days nor less than ten (10) days in advance of the date of such dividend distribution, meeting or action.

Article II. Board of Directors.

         Section 1. Powers, number, term. The management of all the affairs, property and business of the corporation shall be vested in a Board of Directors of not less than five nor more than eleven members, who shall be elected at the annual meeting of the stockholders for a term of one year and until their successors are elected and qualified. The Board of Directors may exercise all powers not specifically reserved to the stockholders.

         Section 2. Vacancies. Vacancies in the Board of Directors, from whatever cause, may be filled by vote of a majority of the remaining Directors. Any Director thus elected shall hold office until his successor is elected and qualified.

         Section 3. Regular meetings. A regular meeting of the Board of Directors shall be held immediately following each annual meeting of the stockholders. Other regular meetings shall be held at such times and places as may be designated by the Board.

         Section 4. Special meetings. Special meetings of the Directors may be called by the President or by any two Directors upon the giving of reasonable notice thereof.

Article III. Committees.

         Section 1. Executive Committee. The Board of Directors may appoint from among its members an Executive Committee of not less than three Directors which shall have and may exercise in the intervals between meetings of the Board all such powers in the management of the business and affairs of the corporation as may lawfully be delegated to an executive committee and are not expressly or by reasonable implication reserved to the Board of Directors or conferred upon other authority. The Executive committee shall keep minutes of its doings and shall report thereon to the next meeting of the Board.

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         Section 2. Other committees. The Board of Directors may establish other standing or special committees with such powers and duties, not inconsistent with law, as the Board may assign.

         Section 3. Tenure and vacancies. Membership on any committee shall be at the pleasure of the Board of Directors. In the absence of any member of any committee, the members thereof present at any meeting, although less than a quorum, may appoint a member of the Board of Directors to act in the place of such absent member.

Article IV. Officers.

         Section 1. Election and tenure. The officers of the corporation shall be a Chairman, a Vice Chairman, a President, one or more Vice Presidents, a Secretary and a Treasurer, all of whom shall be elected annually by the Directors at their meeting following the annual stockholders meeting and shall hold office at the pleasure of the Board of Directors.

         Section 2. Chairman, Vice Chairman, President. The Chairman, or in his absence the President, shall preside at all meetings of stockholders and directors. The Vice Chairman shall have such duties not inconsistent with these by-laws as the Chairman may assign. The President shall have general supervision of the affairs of the corporation and subject to these by-laws shall exercise all the powers and perform all the duties normally pertaining to the office.

         Section 3. Vice President. The Vice President shall, in the order designated by the Board of Directors, exercise the function of the President during his absence or disability and shall each have such other powers and duties as may be assigned from time to time by the Board of Directors or the President.

         Section 4. Secretary. The Secretary shall issue notices of all stockholders' and directors' meetings, shall keep minutes of the same, and perform such other duties as normally pertain to the office or are prescribed by the President or the Board of Directors.

         Section 5. Treasurer. The Treasurer shall be the chief financial officer of the Corporation, shall have custody of all its monies and securities, shall keep regular books of account and shall perform such other duties as normally pertain to the office or are prescribed by the President or the Board of Directors.

         Section 6. Vacancies. All vacancies arising in any office of the Corporation may be filled by the Board of Directors at any of its meetings.

         Section 7. Other officers; multiple offices. The Board of Directors may appoint such other officers as it shall deem necessary, who shall exercise such powers and perform such duties as it shall determine. Any two or more offices, except the offices of President and Secretary, may be held by the same person. Salaries of all officers shall be fixed by the Board of Directors or by a Compensation Committee established by the Board of Directors.

Article V. Stock Certificates and Records.

         Section 1. Certificates. Certificates of stock shall be in the form approved by the Board of Directors and shall be signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary and sealed with the seal of the corporation. The Board of Directors shall have power to appoint a transfer agent and/or registrar and to require the countersignature of such transfer agent or registrar upon stock certificates. When any certificate shall be signed by a transfer agent or registrar, the signatures of the aforesaid officers may be facsimile signatures and the seal of the corporation may be a facsimile seal.

         Section 2. Records. In the absence of the appointment of any transfer agent or registrar the Secretary shall have charge of the stock books of the corporation and shall cause all issues and transfers of stock of the corporation to be recorded therein.

Article VI. Indemnification. The following provisions regarding indemnification are intended to be consistent with 33-320a of the Connecticut Stock Corporation Act.

         Section 1. Definitions. As used in this Article:

         "Indemnified Person" includes any person (or such person's legal representative) who is or was a director, officer, employee, agent or shareholder of the corporation and any person who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise; and any director, officer or employee who is or

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was serving at the request of the corporation as a fiduciary of an employee benefit plan or trust maintained for the benefit of employees of the corporation or employees of any other enterprise;

         "Loss" includes judgements, fines (including ERISA excise taxes), penalties, and expenses (including amounts paid in settlement and reasonable attorneys' fees and disbursements);

         "Party" includes a person who was, is or is threatened to be made, a defendant or respondent in a Proceeding; and

         "Proceeding" means any threatened, pending or completed action, suit or proceeding, or appeal thereof, whether civil, criminal, administrative or investigative, involving any person in his capacity as an Indemnified Person.

         Section 2. Indemnification.

         (a) For actions other than by or in the right of the corporation, the corporation shall indemnify any Indemnified Person made a Party to any Proceeding against any Loss actually incurred by the Indemnified Person in connection with such Proceeding, except as otherwise provided in Section 3(a).

         (b) For actions by or in the right of the corporation, the corporation shall indemnify any Indemnified Person made a Party to any Proceeding against reasonable expenses actually incurred by the Indemnified Person in connection with such Proceeding in relation to matters as to which such Indemnified Person is finally adjudged not to have breached his duty to the corporation, or where the court, on application as provided in Section 5 below, shall have determined that such Indemnified Person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. The corporation shall not so indemnify any Indemnified Person for amounts paid to the corporation, to a plaintiff or to counsel for a plaintiff in settling or otherwise disposing of such a Proceeding, with or without court approval; or for expenses including attorneys' fees incurred in defending such a Proceeding which is settled or otherwise disposed of without court approval.

         Section 3. Exclusions From Indemnification. The indemnification provided for in Section 2(a) above shall not be provided to any Indemnified Person unless (a) the Indemnified Person was successful on the merits in the defense of any such Proceeding, or (b) it shall be concluded under Section 4 below that such Indemnified Person acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, or, if applicable, the best interests of the participants and beneficiaries of the employee benefit plan or trust (and consistent with the provisions of such plan or trust) and, with respect to any criminal action, that he had no reasonable cause to believe his conduct was unlawful, or (c) the court, on application as provided in Section 5 below shall have determined that such Indemnified Person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine; provided, however, that if the claim giving rise to indemnification under Section 2(a) is based upon the Indemnified Person's purchase or sale of securities of the corporation or of another enterprise, the corporation shall only indemnify such Indemnified Person upon the determination of a court as described in Section 3(c) herein.

         Section 4. Conclusion of Good Faith. The conclusion of good faith provided for in Section 3(b) above may be reached by any one of the following:
(a) the board of directors of the corporation by a consent in writing signed by a majority of those directors who were not parties to such Proceeding; (b) independent legal counsel selected by a consent in writing signed by a majority of those directors who were not parties to such Proceeding; (c) in the case of any employee or agent who is not an officer or director of the corporation, the corporation's general counsel; or (d) the shareholders of the corporation by the affirmative vote of at least a majority of the voting power of shares not owned by parties to such Proceeding. The Indemnified Person may also apply to a court for such conclusion, upon application as provided in Section 5 below, even though the conclusion reached under any of the foregoing shall have been adverse to the Indemnified Person. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Indemnified Person did not satisfy the good faith standard of conduct required under Section 3(b).

         Section 5. Application to the Court. Where an application for indemnification or an application for a conclusion of good faith as provided in this Article is made to a court, it shall be made to the court in which the Proceeding is pending or to the superior court for the judicial district where the principal office of the corporation is located. The application shall conform to the applicable rules of the court. Notice of such application shall be provided to the corporation, and to any other persons as the court may designate.

         Section 6. Advance Payment of Expenses. The corporation shall pay the indemnifiable expenses of an Indemnified Person in advance of the final disposition of any Proceeding except to the extent that the defense of a claim against the Indemnified Person is undertaken pursuant to any directors' and officers' liability insurance maintained by the corporation.

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The advance payment of such expenses will be subject to the Indemnified Person's first agreeing in writing to repay such advances if it is thereafter determined that the Indemnified Person was not entitled to indemnification under this Article.

         Section 7. Notices, Insurance. Promptly after receipt by the Indemnified Person of a notice of or threat of commencement of any Proceeding for which indemnification may be sought from the corporation under this Article, the Indemnified Person shall notify the corporation in writing of such notice or threat. If, at the time of receipt of such notice, the corporation has any directors' or officers' liability insurance in effect, the corporation will give prompt notice of the commencement of such Proceeding to the insurer, and take all necessary and desirable action to cause such insurer to pay any amounts and expenses which the Indemnified Person is obligated to pay as a result of such Proceeding, in accordance with the terms of such insurance policies. The corporation may obtain insurance providing for greater indemnification than that described in this Article.

Article VII. Miscellaneous.

         Section 1. Fiscal Year. The fiscal year of the corporation shall end on the last calendar day of December.

         Section 2. Informal directors or committee action. Except for an amendment to these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof, may be taken without a meeting if written consent thereto is signed by all members of the Board or such committee, as the case may be, and such consent is filed with the minutes of proceedings of the Board or Committee.

         Section 3. Waivers of notice. Whenever any notice of the time, place or purposes of any meeting of the stockholders, directors or any committee is required to be given by law, the Certificate of Incorporation or these By-laws, a written waiver thereof, signed by any person entitled to such notice and filed with the records of the meeting, whether before or after the holding thereof, or actual attendance at such meeting in person or by proxy, shall be deemed equivalent to the giving of such notice to such person.

         Section 4. Amendments. Except as otherwise provided by law or the Certificate of Incorporation, the Board of Directors shall have power to adopt, amend or repeal the By-laws of the corporation.

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